Exhibit 5.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP	91 768 9600 tel
Paseo de la Castellana, 41	91 768 9700 fax
28046 Madrid

April 29, 2013

Telefónica, S.A.

Distrito Telefónica, Ronda de la Comunicación, s/n

28050 Madrid

Spain

Telefónica Emisiones, S.A.U.

Distrito Telefónica, Ronda de la Comunicación, s/n

28050 Madrid

Spain

Ladies and Gentlemen:

We are acting as special United States counsel for Telefónica Emisiones, S.A.U., a sociedad anónima unipersonal organized under the laws of the Kingdom of Spain (the “Company”), and Telefónica, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain, as guarantor (the “Guarantor”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company and the Guarantor with the United States Securities and Exchange Commission (File No. 333-181576) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement dated April 17, 2013 (the “Prospectus Supplement”) relating to the $1,250,000,000 aggregate principal amount of the Company’s 3.192% Fixed Rate Senior Notes due 2018 (the “3.192% Fixed Rate Senior Notes”) and $750,000,000 aggregate principal amount of the Company’s 4.570% Fixed Rate Senior Notes due 2023 (the “4.570% Fixed Rate Senior Notes” and, together with the 3.192% Fixed Rate Senior Notes, the “Notes”) guaranteed by the Guarantor (the “Guarantee” and, together with the Notes, the “Securities”).

The Securities are to be issued pursuant to the provisions of the Indenture dated as of May 22, 2012 (the “Base Indenture”) among the Company, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the first supplemental fixed rate note indenture dated as of April 29, 2013, pursuant to which the 3.192% Fixed Rate Senior Notes will be issued, and the second supplemental fixed rate note indenture dated as of April 29, 2013, pursuant to which the 4.570% Fixed Rate Senior Notes will be issued (the Base Indenture and the supplemental indentures, collectively, the “Indenture” and together with the Securities, the “Documents”).

Telefónica, S.A.
Telefónica Emisiones, S.A.U.	2	April 29, 2013

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company and the Guarantor that we reviewed were and are accurate and (vii) all representations made by the Company and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon and subject to the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that:

1.	Assuming that the Indenture has been duly authorized, executed and delivered by the Company and the Guarantor insofar as Spanish law is concerned, the Indenture has been duly executed and delivered by the Company and the Guarantor, and assuming due authorization, execution and delivery of the Indenture by the Trustee and that each of the Trustee, the Company and the Guarantor has full power, authority and legal right to enter into and perform its obligations thereunder, the Indenture constitutes a valid and binding agreement of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms.

2.	Assuming that the Notes have been duly authorized, executed and delivered by the Company insofar as Spanish law is concerned, the Notes, when the Notes are authenticated in accordance with the terms of the Indenture and delivered to and paid for in accordance with the terms of the underwriting agreement dated April 17, 2013 among the Company, the Guarantor and the several underwriters named in Schedule I thereto (the “Underwriting Agreement”), will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms entitled to the benefits of the Indenture.

3.	Assuming the due authorization, execution and delivery of the Notes by the Company insofar as Spanish law is concerned and the due authorization, execution and delivery of the Guarantee endorsed on each Note by the Guarantor insofar as Spanish law is concerned, the Guarantee, when the Notes (and the Guarantee endorsed thereon) are executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for in accordance with the terms of the Underwriting Agreement, will be a valid and binding obligation of the Guarantor, enforceable in accordance with its terms.

The foregoing opinions are subject to the following qualification:

(a)	Our opinions in paragraphs 1, 2 and 3 above are subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.

Telefónica, S.A.
Telefónica Emisiones, S.A.U.	3	April 29, 2013

In connection with the opinions expressed above, we have assumed that each party to the Documents has been duly incorporated and is validly existing, and shall remain validly existing, under the laws of the jurisdiction of its organization. In addition, we have assumed that (i) the execution, delivery and performance by each party thereto of the Documents (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law, public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company and the Guarantor, and (ii) each Document is a valid, binding and enforceable agreement of each party thereto (other than as expressly covered above in respect of the Company and the Guarantor).

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus dated April 17, 2013 included in the Registration Statement and the caption “Validity of the Notes” in the Prospectus Supplement, each of which is a part of the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion. In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP